U.S. SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 10/A

AMENDMENT NO. 1

GENERAL FORM FOR REGISTRATION OF SECURITIES OF SMALL

BUSINESS ISSUERS

UNDER SECTION 12(B) OR (G) OF THE SECURITIES EXCHANGE ACT OF 1934

Commission file number 000-55557

CEN Biotech, Inc.

(Name of Small Business Issuer in its charter)

Ontario, Canada	-
(State or other jurisdiction of	(I.R.S. employer
incorporation or formation)	identification number)

20 North Rear Rd.
Lakeshore, Ontario, Canada	N0R lK0
(Address of principal executive offices)	(Zip Code)

Issuer's telephone number: 226-344-0660

Securities to be registered pursuant to Section 12(g) of the Act

Title of each class to be so registered	Name of each exchange on which each class is to be registered
7,000,000
Common stock, no par value	N/A
100,000
Preferred stock, no par value

Securities to be registered pursuant to Section 12(b) of the Act: None

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of "large accelerated filer," "accelerated filer" and "smaller reporting company" in Rule 12b-2 of the Exchange Act.

Large accelerated filer .	Accelerated filer .	Non-accelerated filer . (Do not check if a smaller reporting company)	Smaller reporting company X .

CEN BIOTECH, INC.

INFORMATION REQUIRED IN REGISTRATION STATEMENT
CROSS-REFERENCE SHEET BETWEEN INFORMATION STATEMENT
AND ITEMS OF FORM 10

        This Registration Statement on Form 10 incorporates by reference information contained in the information statement filed herewith as Exhibit 99.1. The cross-reference sheet below identifies where the items required by Form 10 can be found in the information statement. The information in or incorporated in this Form 10 is current as of the effective date of this Form 10.

Item 1.     Business.

        The information required by this item is contained under the sections of the information statement entitled Information Statement Summary, Risk Factors, Management's Discussion and Analysis of Financial Condition and Results of Operations, Business, Certain Relationships and Related Person Transactions and Where You Can Find More Information. Those sections are incorporated herein by reference.

Item 1A.     Risk Factors.

        The information required by this item is contained under the section of the information statement entitled Risk Factors. That section is incorporated herein by reference.

Item 2.     Financial Information.

        The Company is considered to be a smaller reporting company, as defined by Rule 229.10(f)(1), and, therefore, is not required to provide the information required by this Item. The information contained under the section of the information statement entitled Management's Discussion and Analysis of Financial Condition and Results of Operations. That section is incorporated herein by reference.

Item 3.     Properties.

        The information required by this item is contained under the section of the information statement entitled Business - Properties. That section is incorporated herein by reference.

Item 4.     Security Ownership of Certain Beneficial Owners and Management.

        The information required by this item is contained under the section of the information statement entitled Security Ownership of Certain Beneficial Owners and Management. That section is incorporated herein by reference.

Item 5.     Directors and Executive Officers.

        The information required by this item is contained under the section of the information statement entitled Management. That section is incorporated herein by reference.

Item 6.     Executive Compensation.

        The information required by this item is contained under the sections of the information statement entitled Executive Compensation Discussion and Analysis and Director Compensation. Those sections are incorporated herein by reference.

Item 7.     Certain Relationships and Related Transactions.

        The information required by this item is contained under the sections of the information statement entitled Management and Certain Relationships and Related Person Transactions. Those sections are incorporated herein by reference.

Item 8.     Legal Proceedings.

        The information required by this item is contained under the section of the information statement entitled Business - Legal Proceedings. That section is incorporated herein by reference.

Item 9.     Market Price of, and Dividends on, the Registrant's Common Equity and Related Stockholder Matters.

        The information required by this item is contained under the sections of the information statement entitled Dividend Policy, Capitalization, The Separation and Distribution and Description of CEN Biotech's Capital Stock. Those sections are incorporated herein by reference.

Item 10.     Recent Sales of Unregistered Securities.

        The information required by this item is contained under the sections of the information statement entitled Description of Material Indebtedness. That section is incorporated herein by reference.

Item 11.     Description of Registrant's Securities to Be Registered.

        The information required by this item is contained under the sections of the information statement entitled "Dividend Policy," "The Separation and Distribution" and "Description of CEN Biotech's Capital Stock." Those sections are incorporated herein by reference.

Item 12.     Indemnification of Directors and Officers.

        The information required by this item is contained under the section of the information statement entitled Description of CEN Biotech's Capital Stock - Limitations on Liability, Indemnification of Officers and Directors. That section is incorporated herein by reference.

Item 13.     Financial Statements and Supplementary Data.

        The information required by this item is contained under the section of the information statement entitled Index to Financial Statements and the financial statements referenced therein. That section is incorporated herein by reference.

Item 14.     Changes in and Disagreements with Accountants on Accounting and Financial Disclosure.

        None.

Item 15.     Financial Statements and Exhibits.

(a) Financial Statements

        The information required by this item is contained under the section of the information statement entitled Index to Financial Statements and the financial statements referenced therein. That section is incorporated herein by reference.

(b) Exhibits

        See below.

        The following documents are filed as exhibits hereto:

3.1 *	Articles of Incorporation
3.2 *	By-Laws
10.1 *	Employment Agreement with Bill Chaaban
10.2 *	$ 9,600,000 Promissory Note
10.3 *	Lease Agreement
10.4 *	Agreement with R.X.N.B.
10.5 *	Notes payable to Mr. Chaaban
10.6 *	Separation Agreement
10.7 *	Amendment to $ 9,600,000 Promissory Note
99.1	Information Statement of CEN Biotech, Inc., preliminary and subject to completion, dated December 31, 2015

* Filed with initial filing of Form 10

SIGNATURES

        Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized.

CEN BIOTECH, INC.

/s/Bill Chaaban

Bill Chaaban

Chief Executive and Chief Financial Officer

January 8, 2016

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